                                                                   EXHIBIT 10.12

***Portions of this exhibit marked by brackets ("[__________]") or otherwise identified have been omitted pursuant to a request for confidential treatment. The omitted portions have been filed separately with the Securities and Exchange Commission.***



                              AMENDED AND RESTATED
                           SOFTWARE LICENSE AGREEMENT

         THIS AMENDED AND RESTATED SOFTWARE LICENSE AGREEMENT (the "Agreement") is made and entered into as of October l, 1996, by and between LCC, a division of LCC International, Inc., a Delaware corporation having its principal offices at 2111 Wilson Boulevard, Suite 401, Arlington, Virginia 22201 (collectively, "LCC"), and Nextel Communications, Inc., a Delaware corporation having its principal offices at 1505 Farm Credit Drive, Suite 100, McLean, Virginia 22102 ("Nextel").

                                  WITNESSETH:

         WHEREAS, Nextel and LCC are parties to that certain Amended and Restated Software License and Service Agreement, dated as of July 1, 1995, as heretofore amended, (the "July Agreement"); and

         WHEREAS, the parties hereto desire to amend, consolidate and restate the July Agreement in this Agreement, together with the Amended and Restated Service Agreement executed by the parties as of the date hereof (the "Services Agreement");

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are acknowledged, the parties hereto hereby agree as follows:

1. DEFINITIONS. As used herein, the following terms shall have the following respective meanings:

         1.1 ANET Software. The term "ANET Software" shall mean LCC's proprietary ANET network planning software, release 2.0, in machine-readable, object code form only.

         1.2 CellCAD Software. The term "CellCAD(TM) Software" shall mean LCC's proprietary CellCAD II network planning software, release 3.0, in machine-readable, object code form only.

         1.3 CMA Software. The term "CMA Software" shall mean LCC's proprietary CMA field test measurement analysis software, in machine readable, object code form only, which is designed to operate in conjunction with the ANET Software.

         1.4 CellQUEST Software. The term "CellQUEST Software" shall mean LCC's proprietary CellQUEST field test measurement analysis software in machine readable, object code form only, which is designed to operate in conjunction with the CellCAD Software.

         1.5 Defect. The term "Defect" shall mean any material and reproducible error, problem or defect resulting from an incorrect functioning of the Software or an incorrect or incomplete identification, statement or diagram in the Documentation, if such error, problem or defect causes the Software to fail to perform substantially in the manner specified in the Documentation (as such Documentation is in effect when such Defect first manifested itself).

         1.6 Documentation. The term "Documentation" shall mean the designated LCC user manuals and instructions provided to Nextel regarding the use of the Software which, as of the date hereof, are identified on Exhibit C hereto.

         1.7 Independent Contractor. The term "Independent Contractor" shall mean an independent contractor of Nextel, excluding any entity or employee of any entity that provides software in competition with LCC, which has executed a Confidentiality Agreement with LCC that is reasonably satisfactory to LCC in form and substance.

         1.8 Installation Sites. The term "Installation Sites" shall mean Nextel's facilities in the Territory, where the Software will be installed and used in accordance with the provisions of this Agreement.

         1.9 Nextel. For the purposes of this Agreement, except where the context expressly indicates otherwise, the term Nextel shall be deemed to include Nextel Communications, Inc. and each entity that both (i) owns or operates a System and (ii) is "controlled" by Nextel Communications, Inc., where the term "control" means the ownership of 50% or more of an entity's capital stock or voting securities.

         1.10 Optional Enhancement. The term "Optional Enhancement" shall mean any improvement, addition or revision to the Software that is: (i) developed by LCC, and (ii) not part of LCC's normal software release process and (iii) is not a Standard Enhancement.

         1.11 Services. The term "Services" shall mean the services to be rendered by LCC to Nextel pursuant to Section 4.

         1.12 Software. The term "Software" shall mean: (i) the ANET Software; (ii) the CellCAD Software; (iii) the CMA Software; (iv) the CellQUEST Software; (v) any Standard Enhancement; and (vi) any Optional Enhancement which becomes part of this Agreement in accordance with the provisions of Section 2.5.

         1.13 Standard Enhancement. The term "Standard Enhancement" shall mean any improvement, addition or revision to the Software that is: (i) developed by LCC; and (ii) part of LCC's normal software release process. For the purposes of this

Agreement: (a) all future point releases (e.g., versions 2.1, 2.2, 3.0, etc.) of LCC's proprietary ANET software, and (b) all future point releases (e.g., version 3.0, 4.0, 5.0 and 6.0, etc.) of LCC's proprietary CellCAD II software, shall each be considered Standard Enhancements to the ANET Software and the CellCAD Software, respectively, and shall be delivered to Nextel when the same are available for commercial release by LCC.

         1.14 Systems. The term "Systems" shall mean each digital mobile telephone system that: (i) is owned or operated by Nextel in the Territory, or
(ii) Nextel may consider acquiring (including the acquisition by tender of a license to operate a system) either within the Territory or in nations outside the Territory, but only for the purpose of supporting Nextel's analysis regarding such acquisition.

         1.16 Territory. The term "Territory" shall mean: (i) each geographical area in the United States (including Alaska and Hawaii), Puerto Rico and/or the U.S. Virgin Islands in which Nextel operates or plans to operate a System, and (ii) each additional geographical area in the world that is added to the Territory in accordance with the provisions of Section 2.10 hereof.

         1.17 Trademarks. The term "Trademarks" shall mean: (i) ANET(TM), CellCAD(TM), and LCC(R), which are trademarks of LCC, (ii) LCC(R), which is a service mark of LCC, and (iii) any other trademark, service mark or logo used by LCC during the term of this Agreement with respect to all or any part of its corporate organization and/or the Software, provided that LCC generally designates the trademark, service mark or logo with an appropriate "TM" or "R" symbol in LCC's marketing or promotional materials.

2.       SOFTWARE LICENSE.

         2.1 License. LCC hereby grants to Nextel, and Nextel hereby accepts from LCC, a non-exclusive, non-transferable and restricted right and license to use the Software and the Documentation in accordance with the terms of this Agreement.

         2.2 Terms and Restrictions. Nextel agrees to the following terms and restrictions on its use of the Software and the Documentation:

                 2.2.1    The Software and the Documentation shall be used:
(i) solely at the Installation Sites, by Nextel and its employees and/or Independent Contractors, provided that the CMA Software and CellQUEST Software may be used anywhere in the Territory; and (ii) solely for the purpose of supporting the design and operation of the Systems. In no event shall the Software or the Documentation be used for the purpose of processing data for or otherwise supporting any cellular radiotelephone or digital mobile telephone system which is located outside the Territory or which is operated by any person other than Nextel. Nextel agrees to operate the Software only as prescribed in the Documentation.

                 2.2.2 The Software and the Documentation may be copied, in whole or in part, only to the extent required by Nextel to use the Software and/or the Documentation in accordance with the rights granted hereunder and for back-up or archival purposes.

                 2.2.3 LCC shall assure that the Software and the Documentation provided to Nextel hereunder contains such copyright and other proprietary rights notices as LCC believes to be appropriate or advisable, and Nextel shall include all such copyright and other proprietary rights notices included on the Software or the Documentation on all copies of the Software or Documentation prepared by or for Nextel. In no event shall Nextel erase or obliterate any such notices.

                 2.2.4 Nextel agrees that it shall not: (i) reverse engineer, disassemble, decompile, interrogate or decode the Software or any data files created by or associated with the Software; (ii) derive source code, methodologies or proprietary algorithms from the Software; or (iii) modify the Software or otherwise create any derivative work from the Software.

                 2.2.5 Nextel agrees and acknowledges that, as between Nextel and LCC, the Software and the Documentation are unpublished, licensed works of LCC which contain trade secrets of LCC

                 2.2.6 Nextel agrees that it shall not, at any time during or after the term of this Agreement, sell, assign, lease, sublicense or otherwise transfer the Software or the Documentation.

         2.3 CellCAD Software. Nextel shall have the option, upon written notice to LCC, to elect to have ANET Software being used in connection with any Installation Site switched out and replaced with CellCAD Software. As soon as practicable following its receipt of Nextel's notice of conversion, LCC agrees to install the CellCAD Software at the relevant Installation Site in accordance with the provisions of Section 4.1.2(b) hereof.

         2.4 Standard Enhancements. LCC shall furnish each Standard Enhancement to Nextel at no additional charge.

         2.5 Optional Enhancements. LCC shall make Optional Enhancements available to Nextel as they are commercially released by LCC for such additional fees and/or charges, and upon such other terms, as may be mutually agreed upon by the parties. The mutually agreed terms upon which additional Optional Enhancements shall be delivered to Nextel shall be reflected in an amendment to this Agreement. Upon the execution of any such amendment, the Optional Enhancement covered thereby shall become a part of the Software for all purposes of this Agreement, as so amended.

         2.6 Sale of System. Nextel agrees that prior to any sale, transfer or assignment of any System in the Territory to any person other than a Nextel affiliate or subsidiary: (i) Nextel shall advise LCC in writing of such sale, transfer or assignment and (ii) Nextel shall use reasonable efforts to cause the purchaser, transferee or assignee to enter into a separate Software license agreement in connection with the transfer of the relevant System, which separate Software license agreement shall provide for the grant by LCC of a non-exclusive license for the then remaining term of this Agreement to use any Software then installed for use with such System on substantially the same terms as set forth herein. In the event that the purchaser, transferee or assignee enters into such a separate Software license agreement, then Nextel shall be entitled to a credit against the monthly Software license fees due for any month hereunder in an amount equal to any monthly Software license fees paid by such purchaser in such month under such separate Software license agreement. Such separate Software license agreement may only be assigned to the purchaser, transferee or assignee of such System. In the event that Nextel's sale, transfer or assignment of such System is not completed, the parties shall terminate and cancel such separate Software license agreement and continue under the terms of this Agreement. In addition, if such sale, transfer or assignment should include all or substantially all of the Systems in the Territory, Nextel shall obtain from the relevant purchaser, assignee or transferee an appropriate written instrument to evidence the assumption of this Agreement as part of such sale, assignment or transfer transaction.

         2.7 ANET Software Continued Support. The parties agree that, notwithstanding the commercial release of the CellCAD Software, LCC shall, at Nextel's request, provide continued support to Nextel on the operation and use of the ANET Software until the earlier of (i) the date that is six (6) months after the date on which Nextel issues a conversion request under Section 2.3 above, or (ii) December 31, 1998 (the "Support Period"). It is, however, LCC's intention to do minimal development of the ANET Software. Instead, LCC will concentrate on developing the CellCAD Software with the expectation that most clients will want the increased capabilities of the CellCAD Software in the future.

         2.8 WinMerge Software. LCC hereby grants to Nextel, and Nextel hereby accepts from LCC, a non-exclusive, non-transferable and restricted right and license to use LCC's proprietary "WinMerge" software, in machine-readable, object code form only, in accordance with the terms of this Agreement, which shall be considered a part of the Software and included in the software license fees paid by Nextel for all purposes of this Agreement except: (i) the WinMerge software shall be provided on an "AS IS" basis without any representation or warranty of any kind or nature, and (ii) LCC shall have no obligation whatsoever to support, enhance, improve, or correct any defect relating to the WinMerge software. Accordingly, the provisions of Section 4.1, Section 7.1, and Section 8 of this Agreement shall not apply to Nextel's use or possession of the WinMerge software. LCC HEREBY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF WHATEVER KIND





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
OR NATURE, EXPRESS OR IMPLIED, RELATING TO THE WinMerge SOFTWARE INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR USE OR PURPOSE, AND ANY WARRANTIES OF NON-INFRINGEMENT.

         2.9 Additional CellCAD Software Features. LCC agrees to devote the resources of at least one (1) software developer to developing additional Software features and/or functionality for Nextel including, without limitation, the features for CellCAD, version 5, and CellCAD II, version 6, generally described in Exhibit A attached hereto and such other features and functionality as Nextel may periodically designate in writing to LCC. LCC may, however, devote additional resources to such development with the intention of releasing CellCAD II, version 5 in the second calendar quarter of 1997, and CellCAD II, version 6 in the third calendar quarter of 1997. The parties acknowledge and agree that the feature and/or function descriptions set forth in Exhibit A attached hereto are intended only as a general description of the features and functionality currently under consideration for the CellCAD Software, and are subject to further review, change and revision by LCC as its development efforts progress. Accordingly, the parties agree to use their best efforts to work together in a timely manner to develop mutually acceptable and detailed requirements documents and software specifications. The parties further agree that the devoted software developer provided for above is intended to address further developments and revisions of the Software to produce features and functionality specifically requested by Nextel and Nextel shall be entitled to the dedication of such software developer's time and services for such objectives during the term of this Agreement without payment of any additional license fees and maintenance and support fees under Sections
5.1 and 5.2.

         2.10 Expansion of the Territory. Nextel shall have the option, at anytime during the term of this Agreement, to expand the Territory subject to the terms of this Section 2.10. In the event Nextel desires to expand the Territory, then: (i) Nextel shall provide LCC with thirty (30) days prior written notice setting forth the name(s) of any additional nations to be added to the Territory and the date that Nextel first expects to use the Software in or for that nation, (ii) the monthly software license fee set forth in Exhibit B, Section 1 hereto shall be increased, effective on the first day of the month in which the expansion becomes effective, by an amount equal to [___________] times the number of computer video display terminals ("Workstations") used by Nextel in such additional nation(s) during the month prior to each monthly payment, and (iii) the monthly Support and Maintenance Fees set forth in Exhibit B, Section 2 shall be increased, effective as set forth above, by an amount equal to [______] times the number of Workstations over which either the CellCAD Software or the ANET Software is used by Nextel in such additional nation(s) during the month prior to said monthly payment.

         2.11 Export Control Compliance. Nothing in this Agreement (including, without limitation, the provisions of Section 2.10 above) shall require or permit LCC or Nextel to do any act inconsistent with the requirements of (i) the regulations of the United States Department of Commerce, (ii) the foreign assets controls or foreign transactions regulations of the United States Treasury Department, or (iii) any similar law, rule, regulation or executive order of the United States as they may be in effect from time to time. To enable LCC to provide technical data to Nextel, Nextel hereby warrants and agrees not to export, re-export or otherwise disclose, directly or indirectly, and Software, Documentation or other "technical data" received from LCC, nor allow the direct product thereof to be exported or re-exported, directly or indirectly, to any prescribed or prohibited destination unless permitted by U.S. law at the time of export. Nextel's obligations under this Section 2.11 shall survive the termination, expiration or cancellation of this Agreement.

         2.12    Software; Exclusivity.

                 2.12.1 Exclusivity. During the term of this Agreement and in the Territory, Nextel hereby agrees to use LCC as Nextel's exclusive provider of network propagation modeling software, of the type offered by LCC, and further agrees Nextel shall not purchase, license or acquire any such software product(s) from any person, corporation, partnership, company or other entity other than LCC provided, however, that nothing herein shall impair Nextel's rights under section 2.12.3 hereof.

                 2.12.2 Quarterly Requests: Annual Review. The parties agree to meet on an annual basis, on or about July 1 of each year during the term hereof, to review and discuss LCC's development plans with respect to the CellCAD Software. Nextel shall have the right, at anytime within the five (5) business day period immediately following July 1, 1997 and the first day of each calendar quarter thereafter, to deliver a written request to LCC specifying any one or more specific features for incorporation in the CellCAD Software that: (i) is then-available from LCC's competitors in the marketplace,
(ii) if incorporated in the CellCAD Software, would significantly enhance the utility, efficiency or reliability of the software, and is material to the conduct, cost or competitive advantage of or associated with Nextel's business ("Major Feature Request"). Nextel's Major Feature Request shall set forth: (i) a detailed description of the feature requested, (ii) an explanation of the enhanced utility efficiencies or reliability that Nextel desires to achieve with the feature(s), and (iii) the price and terms on which Nextel could obtain software incorporating such requested feature(s) and the increased software license fees and/or maintenance and support fees that Nextel reasonably believes LCC would be able to charge Nextel and other customers for the enhanced features and/or functionality based upon market rates. Within thirty
(30) days after LCC's receipt of any Major Feature Request, the parties shall meet to negotiate and agree upon, in good faith: (i) detailed design specifications and requirements documents for the requested features, and (ii) any additional software license and/or software maintenance and support fees that Nextel will be obligated to pay to LCC for the enhanced features or functionality. In the event that the parties are unable to reach agreement on such matters before the expiration of such thirty
(30) day period, then (i) the specifications and requirements documents and
(ii) pricing for the enhancements shall be submitted to and determined by expedited arbitration pursuant to Section 13.13 below; provided that Nextel may withdraw any Major Feature Request by delivering written notice to that effect to LCC not later than five (5) business days after Nextel's receipt of the arbitrator's final written decision.

                 2.12.3 Termination. In the event that LCC fails to develop and implement any Major Feature Request within six (6) months after the later of: (i) the date the parties agree upon the pricing and detailed design specifications and requirements documents for the requested feature(s), or (ii) the date the pricing is determined by expedited arbitration pursuant to Section
12.2.2 above (the "Commencement Date"), then Nextel shall have the option to terminate, upon written notice to LCC provided at anytime within ten (10) business days after the date that is six (6) months after the Commencement Date, the exclusivity provisions of Section 2.12.1 hereof. In the event that LCC fails to implement any Major Feature Request within twelve (12) months after the Commencement Date, Nextel shall have the option, upon written notice to LCC provided at anytime within ninety (90) days after the date that is twelve (12) months after the Commencement Date, to terminate this Agreement effective thirty (30) days after the date of such termination notice.

3.       PROPRIETARY PRODUCTS AND WORKS.

         3.1 Proprietary Rights. The license granted pursuant to Section 2 does not constitute a transfer or sale of LCC's ownership rights in or to the Software or the Documentation. All right, title and interest in and to the Software and the Documentation (including any copies or subsequent versions thereof) shall remain the exclusive property of LCC, subject to the rights expressly granted hereunder. LCC shall be the sole owner of any and all inventions, discoveries, improvements, updates and enhancements relating to the Software or the Documentation (whether in written or unwritten form) which are made, developed, conceived of or reduced to practice by LCC. LCC shall retain the exclusive right to reproduce, publish, patent, copyright, sell, license and otherwise make use of: (i) the Software; (ii) the Documentation; and (iii) any and all inventions, discoveries, improvements, updates and enhancements relating to the Software or the Documentation which are made, developed conceived of or first reduced to practice by LCC. Nothing herein shall be construed as conveying to Nextel any right or interest in or to any of the Trademarks.

         3.2 Works. Nextel shall not obtain any right, title or interest in the Software, the Documentation or any of the know-how, methodologies, databases, documentation or software used by LCC or its subcontractors in the performance of the Services. All works authored by LCC or its subcontractors under this Agreement (including all copyrights and other proprietary rights relating thereto) shall belong exclusively to LCC, and such works shall not be deemed to be works made for hire, unless otherwise agreed to in writing by the parties. Notwithstanding the foregoing, any data provided by Nextel to be used in connection with the Software, and any resulting work product in tangible or intangible form produced thereby (such as, by way of illustration and not limitation, frequency plans, cell site layout or configuration diagrams, d/B contours and similar items relating to any System) shall be and remain the exclusive property of Nextel, both during the term hereof and following any expiration or termination of this Agreement.

         3.3 Assistance. Nextel agrees to notify LCC promptly after becoming aware of any infringement, unauthorized possession or misuse of any Software, Documentation, data and/or information supplied by LCC under this Agreement. Upon LCC's request and at LCC's expense, Nextel shall render all reasonable assistance in the prosecution and/or settlement of any lawsuit or other action instituted to prevent or terminate any such infringement.

4.       LCC's SERVICES.

         4.1 Software Services. LCC agrees to provide Nextel with the following services relating to Nextel's use and operation of the Software:

                 4.1.1 Telephone and Facsimile Consultation. LCC shall assign a customer service representative trained on the use of the Software to answer, at no charge to Nextel, reasonable, limited telephone and/or facsimile inquiries from Nextel concerning the use, operation and maintenance of the Software. Such customer service representatives shall be available to Nextel between the hours of 8:00 a.m. and 8:00 p.m. Eastern time, on LCC's normal business days. LCC's current technical support telephone number is (703) 516-7390.

                 4.1.2    Installation and Training.

                          (a)     The parties acknowledge that the ANET
Software has, as of the date hereof, been installed at a variety of Nextel Installation Sites. For each new installation (except for conversions under Section 4.1.2(b) below) of the ANET Software or the CellCAD Software, LCC agrees to: (i) install the relevant Software at the Installation Site, and (ii) provide up to two (2) days of training on the operation of the relevant Software to two (2) designated employees of Nextel who will each have a sufficient technical background (e.g., an experienced RF engineer) to understand such training.

                          (b)     In the event Nextel desires to convert an
existing Installation Site from the ANET Software to the CellCAD Software, LCC agrees to: (i) convert Nextel's associated ANET databases into a format compatible with the

CellCAD Software, (ii) install the CellCAD Software at the relevant Installation Site, and (iii) provide, up to two (2) days of training on the operation of the CellCAD Software to two (2) designated employees of Nextel who will each have a sufficient technical background (e.g., an experienced RF engineer) to understand such training. Upon completion of the forgoing conversion services for any Installation Site, Nextel: (i) shall promptly return to LCC and/or destroy all copies of the ANET Software and related Documentation used in connection with the relevant Installation Site, and (ii) commence paying software support and maintenance fees for the relevant Installation Site in accordance with Section 5.2 hereof.

                          (c)     All training on the operation of the Software
shall: (i) use a structured, hands-on approach, and (ii) be designed to teach each major function of the Software, the menu path to access the function, what it does, when and why it is used and the data steps necessary for its use, all in accordance with the relevant Documentation, and to teach any aspects of the Software mutually acceptable to both parties.

                          (d)     All installation and training provided under
this Section 4.1.2 shall: (i) take place at such times as are mutually agreed upon by LCC and Nextel, (ii) be rendered by LCC in consideration for Nextel's payment of LCC's then-current standard rates for such installation, training and conversion services, plus reimbursement by Nextel of [______] of all reasonable expenses (including travel [with airfare at coach rate], lodging and meal costs) incurred by LCC in rendering such services, and (iii) be subject to Nextel's completion of all pre-installation work necessary or required in order to properly install the Software at any Installation Site including, without limitation, the purchase, delivery and installation of all third party computer equipment necessary to operate the Software.

                 4.1.3 Database Services. LCC agrees to convert and set up such terrain, morphological, demographic and/or traffic database information with respect to the Territory as Nextel may request. Such services shall be rendered: (i) subject to the availability of suitable data, and (ii) in consideration for Nextel's payment of LCC's then-current standard rates for such database services, plus reimbursement of [______] of all reasonable expenses incurred by LCC in rendering such services.

                 4.1.4 Photogrammetry Services. LCC agrees to provide such photogrammetry services relating to the Territory as Nextel may request. Such services shall be rendered: (i) subject to the availability of suitable data in a format compatible with the software format used by LCC, and (ii) at the rate of [________________] per 1:24,000 scale map (seven and one-half (7 1/2) minute U.S.G.S. map). LCC shall have the right to increase the photogrammetry services fees on July 1, 1997 and each July l thereafter during the term of this Agreement by up to [___________] of the then-current photogrammetry service fee rates.

         4.2 Subcontracting. LCC shall have the right to engage subcontractors to perform any or all of the Services, subject to Nextel's prior written approval, which shall not be unreasonably withheld or delayed. Each such subcontractor shall execute a confidentiality agreement with Nextel that is satisfactory to Nextel in form and substance.

5.       FEES AND EXPENSES.

         5.1 Software License Fees. On or before the first day of each month during the term of this Agreement, Nextel agrees to pay to LCC the Software license fees set forth in Exhibit B attached hereto.

         5.2 Software Maintenance & Support Fees. For each computer video display terminal that the CellCAD Software is used on under this Agreement (including those terminals owned or leased by Nextel and used by employees of LCC at Nextel's premises), Nextel agrees to pay LCC the Software maintenance and support fees set forth in Exhibit B attached hereto. Each calendar quarter, Nextel shall: (i) audit the total number of computer video display terminals used by or on behalf of Nextel to operate the CellCAD Software, and (ii) provide LCC, within fifteen days after the close of each calendar quarter, with an accurate, complete and up-to-date count of the same. Nextel shall maintain accurate books and records setting forth the total number of such terminals. LCC shall have the right, upon reasonable notice to Nextel and at LCC's sole cost and expense, to periodically audit Nextel's applicable and necessary books, records and facilities to verify the numbers provided to LCC hereunder.

         5.3 Expenses. Nextel agrees to reimburse LCC for all reasonable expenses (including, without limitation, travel (with airfare at coach rate), lodging, meal, telephone, facsimile, copying, shipping and other direct and/or associated expenses and costs) incurred by LCC in the performance of the Services, plus [_________].

         5.4 Increase in Fees. LCC shall have the right to increase the software license and software maintenance and support fees payable under Sections 5.1 and 5.2 above on August 1, 1997 and each August 1 thereafter during the term of this Agreement by an amount equal to [_____________________________________________
____________________________________________].

         5.5 Payment Terms and Interest. All payments of software license fees under Section 5.1 hereof shall be made on or before the first day of each month during the term of this Agreement. All payments of service fees, reimbursements of expenses, software maintenance and support fees, and other fees or charges due and payable under this Agreement shall be made within thirty (30) days of the date of Nextel's receipt of LCC's invoice. All past due payments shall bear interest until paid in full at the rate of one percent (1%) per month or the highest rate allowed by applicable law, whichever is lower. Should LCC commence an action against Nextel to collect any payments due, Nextel agrees to pay all reasonable costs of collection, together with interest due and reasonable attorneys' fees.

         5.6 Preferred Customer. Notwithstanding anything herein to the contrary, it is the intent of the parties that: (i) Nextel shall be treated as a preferred customer; and (ii) LCC's fees and charges for the Software, services and hardware products, on an overall basis, shall be the most favorable rates charged by LCC to any other customer for the same software, services and hardware products.

6.       HARDWARE PRODUCTS

         6.1     Third Party Products.

                 6.1.1 Purchase of Third Party Products. In connection with the installation of the CellCAD Software at any Installation Site under this Agreement, Nextel shall have the option, in its sole discretion, to purchase and/or license from LCC, and LCC hereby agrees to sell and/or license to Nextel, those third party hardware and software products that LCC distributes, as an authorized distributor, in connection with the CellCAD Software including computer servers and workstations manufactured by Sun Microsystems, Inc. ("Third Party Products"). Provision by LCC to Nextel of such Third Party Products shall be: (i) subject to availability, (ii) purchased for use by Nextel and not with a view toward resale and/or distribution; (iii) sold under the relevant vendor's standard terms and conditions of sale and/or licensing;
(iv) subject to Section 5.6 hereof, provided at LCC's then-current standard list price for the item(s) ordered.

                 6.1.2 Installation of the Third Party Products. In the event Nextel acquires from LCC the Third Party Products required for installation of the CellCAD Software at any Installation Site, Nextel shall have the option, in its sole discretion, to engage LCC to install, and LCC agrees (upon such request) to install, such Third Party Products at the relevant Installation Site concurrent with LCC's installation of the CellCAD Software. LCC agrees to provide such installation services: (i) in substantial accordance with the installation schedule(s) agreed to between the parties,
(ii) in consideration for Nextel's payment of LCC's then-current third party equipment and software installation fees (subject to Section 5.6 hereof), and
(iii) subject to Nextel's performance of all pre-installation work (including, without limitation, pre-wiring for network requirements, installation of adequate power supplies and environmental controls, and the provision of a floor plan showing the desired location for each network, machine and access area) reasonably requested by LCC as necessary, desired or appropriate to properly install the CellCAD Software and the Third Party Products.

                 6.1.3 Third Party Software Products. Nextel acknowledges and agrees that: (i) the Software contains and/or will be used in connection with certain third party software products consisting of software programs, data base programs, data files, libraries, graphical user interface modules, and similar software products distributed by LCC in connection with the Software, (ii) the provisions of
Section 2.2 shall apply to the use of such third party software products under this Agreement, and (iii) the warranties and limits of liability offered by the relevant licensor to LCC shall be passed through to, and applicable to the use of all such third party software products as if fully set forth in this Agreement.

7.       WARRANTY AND DISCLAIMER.

         7.1     LCC's Warranties.

                 7.1.1 Subject to the limitations set forth below, LCC warrants that the Software will perform substantially in the manner specified in the Documentation. LCC's sole and exclusive obligation under the warranty set forth in the preceding sentence shall be to use reasonable efforts to cure any Defect in the Software following receipt of written notice from Nextel of such Defect. Upon receipt by LCC of written notice of any Defect, LCC shall (i) promptly start planning and implementing a cure therefor; (ii) provide Nextel with a solution plan within ten (10) business days; (iii) keep Nextel advised of LCC's efforts and progress to remedy such Defect; and (iv) cure such Defect as quickly as reasonably possible, but in no event more than five (5) weeks following LCC's receipt of written notice of such Defect. Cure of a Defect shall include, without limitation, modification of the Software and changes and updates of Documentation page(s). All warranty and cure related expenses shall be borne solely by LCC and shall not require Nextel to make any payment or reimbursement. Notwithstanding anything herein to the contrary, it is expressly understood and agreed that LCC shall have no obligation whatsoever under this Section 7.1.1: (i) if the Software is not operated in accordance with LCC's instructions and on the equipment and in the configurations identified by LCC in the Documentation; (ii) if the Defect arises in whole or in part from terrain and/or other databases used in conjunction with the Software unless such databases have been converted and set up by LCC; or (iii) if the Software has been modified or used in an unauthorized manner by Nextel or any third party.

                 7.1.2 LCC hereby represents and warrants that: (i) it has the right to grant the license of the Software to Nextel and (ii) the Software does not infringe any United States copyright of a third party.

                 7.1.3 LCC hereby represents and warrants that the storage media on which the Software is delivered will be free from defects in material and workmanship for a period of ninety (90) days from the date of delivery of the Software by LCC to Nextel.

         7.2 DISCLAIMER. THE WARRANTIES SET FORTH IN SECTION 7.1 ARE THE ONLY WARRANTIES MADE BY LCC UNDER THIS AGREEMENT. SUCH WARRANTIES ARE IN LIEU OF, AND LCC EXPRESSLY DISCLAIMS, ALL OTHER WARRANTIES AND/OR CONDITIONS UNDER THIS AGREEMENT, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE,

INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTY OF MERCHANTABILITY, ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, ANY IMPLIED WARRANTY OF NON- INFRINGEMENT (EXCEPT AS STATED IN SECTION 8) AND ANY IMPLIED WARRANTY ARISING OUT OF THE COURSE OF DEALING, CUSTOM OR USAGE OF TRADE. LCC DOES NOT WARRANT THAT THE SOFTWARE WILL: PERFORM OR BE CAPABLE FOR USE WITH ANY COMPUTER SYSTEM OR EQUIPMENT OTHER THAN THAT RECOMMENDED BY LCC; FUNCTION WITHOUT INTERRUPTION; AND/OR ACHIEVE ANY INTENDED RESULT. LCC DOES NOT WARRANT THE QUALITY, ACCURACY AND/OR COMPLETENESS OF THE DATA IN ANY DATABASE TO THE EXTENT SUCH DATA IS SUPPLIED BY SOURCES OUTSIDE OF LCC's CONTROL. LCC DOES NOT PROVIDE, AND HEREBY EXPRESSLY DISCLAIMS, ANY AND ALL WARRANTIES WITH RESPECT TO THIRD PARTY PRODUCTS. THE WARRANTIES SET FORTH IN SECTION 7.1 MAY NOT BE ENLARGED, DIMINISHED OR AFFECTED WITHOUT LCC'S AND NEXTEL'S WRITTEN CONSENT.

         7.3 LIMITATION OF LIABILITY. IN NO EVENT WILL LCC BE LIABLE TO NEXTEL OR ANY OTHER PERSON FOR LOSS OF PROFITS, BUSINESS, USE OR DATA OR SPECIAL, EXEMPLARY, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OF ANY KIND OR FOR ANY REASON, INCLUDING, WITHOUT LIMITATION, THE BREACH OF THIS AGREEMENT OR ANY TERMINATION OF THIS AGREEMENT, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, EVEN IF LCC HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE ESSENTIAL PURPOSE OF THIS PROVISION IS TO LIMIT THE POTENTIAL LIABILITY OF LCC ARISING OUT OF THIS AGREEMENT. IN NO EVENT SHALL LCC'S LIABILITY TO NEXTEL HEREUNDER EXCEED, IN THE AGGREGATE, [_____________________________________]; PROVIDED, HOWEVER, THAT IN THE EVENT
THAT LCC IS FOUND LIABLE FOR WILLFUL BREACH OF THIS AGREEMENT, THEN AND ONLY THEN LCC'S LIABILITY HEREUNDER MAY BE INCREASED BEYOND SUCH AMOUNT BUT ONLY TO THE EXTENT THAT SUCH LIABILITY DOES NOT EXCEED THE LESSER OF: (1) NEXTEL'S ACTUAL(e.g. OUT OF POCKET EXPENSES) DAMAGES RESULTING FROM SUCH WILLFUL BREACH OR (2) ALL OF THE SERVICE AND SOFTWARE LICENSE FEES PAID BY NEXTEL TO LCC UNDER THIS AGREEMENT PRIOR TO THE DATE THE CLAIM WAS MADE.

8.       INFRINGEMENT.

         8.1 Indemnity. Subject to the exclusions stated in Section 8.3, LCC agrees to indemnify Nextel and to hold Nextel harmless from and against any and all liabilities, damages, costs, charges and expenses (including reasonable attorneys'

fees) incurred by Nextel as a result of or arising from any infringement or alleged infringement of any United States copyright of a third party in consequence of Nextel's use or possession of the Software in accordance with the provisions of this Agreement, subject to the following:

                 8.1.1 Nextel shall notify LCC promptly in writing of any alleged infringement of which Nextel has actual notice;

                 8.1.2 Nextel shall not make any admissions, representations or statements without LCC's prior written consent, unless required by law;

                 8.1.3 Nextel, at LCC's request and expense, shall allow LCC to conduct all negotiations, control any litigation and settle any claim; and

                 8.1.4 Nextel shall provide all reasonable assistance requested by LCC.

         8.2 Additional Obligations. If the Software is, or in the opinion of LCC is likely to become, the subject of any action for infringement of any United States copyright, or if the Software is adjudicated to infringe any United States copyright, or if the use of the Software is enjoined in the Territory, then LCC shall have the option to: (i) obtain for Nextel, at LCC's expense, the right to continue using the Software; (ii) replace or modify the Software so that it becomes non-infringing; or (iii) in the event the parties mutually agree that (i) and/or (ii) above are not practical or possible, after LCC's having used its best efforts, terminate this Agreement, without incurring any further liability to Nextel, by providing written notice thereof to Nextel.

         8.3 Exclusions. Notwithstanding the foregoing, LCC shall have no obligation to indemnify Nextel pursuant to Section 8.1 with respect to any infringement or alleged infringement resulting from any modification to the Software made by Nextel or any third party or any unauthorized use of the Software by Nextel or any third party.

         8.4 Indemnification By Nextel. Nextel hereby agrees to indemnify LCC and to hold LCC harmless from and against any and all liabilities, damages, costs and expenses (including reasonable attorneys' fees) incurred by LCC as a result of any unauthorized modification to or use of the Software by Nextel.

         8.5 EXCLUSIVE OBLIGATIONS AND REMEDIES. THE FOREGOING ARE LCC'S SOLE AND EXCLUSIVE OBLIGATIONS, AND NEXTEL'S SOLE AND EXCLUSIVE REMEDIES, WITH RESPECT TO ANY ACTUAL OR ALLEGED INFRINGEMENT BY THE SOFTWARE OF ANY THIRD PARTY'S INTELLECTUAL PROPERTY RIGHTS.

9.       TAXES DUTIES AND LEVIES.

         9.1 Nextel's Obligation to Pay. All license fees, fees for Services and other payments to LCC are exclusive of any and all taxes, duties or levies assessed by any governmental authority in the United States in respect of such service fees and other payments. All such taxes, duties and levies (exclusive of any taxes based upon LCC's net income) shall be assumed by and paid for by Nextel, irrespective of whether included in any invoice sent to Nextel at any time by LCC. Notwithstanding the foregoing, in the event that Nextel is required by the laws of any foreign jurisdiction to withhold or deduct any amounts from the payment of fees hereunder, Nextel agrees to pay to LCC such additional amounts such that, after all required deductions or withholdings, LCC receives the same amount that LCC would receive had no deductions or withholdings been made.

10.      NON-DISCLOSURE AND CONFIDENTIALITY.

         10.1 Nondisclosure of Proprietary Information. In the event either party hereto (the "Receiving Party") obtains from the other party hereto (the "Disclosing Party") information in whatever form which is confidential or proprietary ("Proprietary Information") the Receiving Party: (i) shall treat all, such Proprietary Information as confidential; (ii) shall use such Proprietary Information only for the purposes contemplated in this Agreement;
(iii) shall protect such Proprietary Information, whether in storage or in use, with the same degree of care as the Receiving Party uses to protect its own proprietary information against public disclosure, but in no case with less than reasonable care; and (iv) shall not disclose such Proprietary Information to any third party except to such employees and Independent Contractors of the Receiving Party who need to know such Proprietary Information for the purpose of effectuating this Agreement, who have been informed of the confidential nature of such Proprietary Information and who are bound in writing by the provisions of this Section 10.

         10.2 Exclusions. The provisions of this Section 10 shall not apply to any Proprietary Information which: (i) was in the public domain on the date hereof or comes into the public domain other than through (a) the fault or negligence of the Receiving Party or (b) a third party's breach of a nondisclosure obligation to the Disclosing Party; (ii) was lawfully obtained by the Receiving Party from a third party without breach of (a) this Agreement by the Receiving Party or (b) a nondisclosure obligation of any third party to the Disclosing Party, and otherwise not in violation of the Disclosing Party's rights; (iii) was known to the Receiving Party at the time of disclosure as shown by the Receiving Party's records in existence at the time of disclosure;
(iv) was independently developed by the Receiving Party, as shown by written evidence of the Receiving Party, without making use of any Proprietary Information of the Disclosing Party; or (v) is required to be disclosed pursuant to the order of any court or governmental agency.

         10.3 Return. Upon the expiration or termination of this Agreement, and in any event upon the Disclosing Party's request at any time, the Receiving Party shall: (i) return to the Disclosing party all documents (including any copies thereof) embodying the Disclosing Party's Proprietary Information and
(ii) certify in writing to the Disclosing Party, within ten (10) days following the Disclosing Party's request, that all such Proprietary Information has been returned.

         10.4 Injunctive Relief. LCC and Nextel acknowledge that the extent of damages in the event of the breach of many provision of Section 10.1 or 10.3 would be difficult or impossible to ascertain, and that there will be available no adequate remedy at law in the event of any such breach. Each party therefore agrees that in the event it breaches any provision of Section 10.1 or 10.3, the other party will be entitled to injunctive or other equitable relief, in addition to any other relief to which it may be entitled.

         10.5 Survival. The provisions of this Section 10 shall survive the expiration or termination of this Agreement.

11.      ADDITIONAL COVENANTS.

         11.1 Non-solicitation. During the term of this Agreement (including renewal terms, if any) and for a period of one (1) year following the expiration or termination of this Agreement, neither party nor any of its officers, agents, subsidiaries, successors or assigns shall, directly, indirectly or in concert with any other person, solicit the services of, retain, attempt to employ or employ any employee of the other party.

12.      TERM AND TERMINATION.

         12.1 Term. This Agreement shall commence on the date first set forth above and shall continue in full force and effect until September 30, 1999, and shall thereafter be automatically renewed for additional and successive terms of one (1) year, unless sooner terminated as provided herein.

         12.2    Termination.  This Agreement may be terminated:

                 12.2.1 By Nextel or LCC, immediately upon written notice of termination, in the event of a material breach of this Agreement by the other party, if such breach continues uncured for a period of thirty (30) days after written notice of such breach;

                 12.2.2 By Nextel or LCC, immediately upon written notice of termination to the other party, in the event the other party shall: (i) become insolvent; (ii) make an assignment for the benefit of creditors; (iii) file a voluntary bankruptcy petition; (iv) acquiesce to any involuntary bankruptcy petition; (v) be adjudicated bankrupt; or (vi) cease to do business;

                 12.2.3 By Nextel or LCC, upon prior written notice to the other party at least sixty (60) days prior to she conclusion of the initial term or any annual renewal term thereafter;

                 12.2.4 By an executed written agreement between Nextel and LCC.

                 12.2.5  By Nextel, pursuant to the provisions of Section
2.12.3 hereof.

         12.3 Return of Software. Immediately following any termination or expiration of this Agreement, Nextel shall: (i) return the Software, the Documentation and all materials relating thereto (including all copies thereof) and (ii) certify in writing to LCC that all such data, materials and copies have been returned to LCC. Notwithstanding the foregoing, Nextel may retain one
(1) copy of any databases provided to Nextel in connection with LCC's provision of the Services.

         12.4 Termination of Prior Agreement. Upon the execution of this Agreement, the July Agreement shall be automatically superseded and replaced in its entirety by this Agreement. Each of Nextel and LCC, by executing this Agreement, irrevocably waives and releases any and all claims either may have against the other for any non compliance with the terms of the July Agreement by such other party.

13.      GENERAL.

         13.1 Binding Effect; Assignment Restrictions. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, neither Nextel nor LCC shall be entitled to assign or transfer any or all of its respective rights or obligations hereunder without the prior written consent of the other party; provided, however, that each party shall be entitled to assign or transfer any or all of its rights to any entity that controls, is controlled by or is under common control with such party without the prior written consent of the other party. Any attempted assignment or transfer which is made in violation of this Section 13.1 shall be null and void and shall be deemed a material breach of this Agreement.

         13.2 Relationship. The relationship between the parties to this Agreement is and shall be that of independent contractors. It is expressly agreed that nothing in this Agreement shall be construed to create or imply a partnership, joint venture,. agency relationship or contract of employment. Neither party shall have the authority to make any statement, representation or commitment of any kind, or to take any action, that shall be binding on the other party, except as authorized in writing by the party to be bound.

         13.3 Force Majeure. The obligations hereunder of each party shall be suspended while and to the extent that such party is prevented from complying herewith in whole or in part by any event beyond the reasonable control of such party, which for purposes of this Agreement shall include, without limitation, acts of God, earthquakes, unavoidable accidents, laws, rules, regulations or orders of government authorities, acts of war (declared or not), hostilities, blockades, civil disturbances, embargoes, strikes or any other similar event or cause. If any event described in the preceding sentence should result in the suspension of either party's performance of its obligations hereunder, such party shall give written notice of such suspension to the other party, specifying in reasonable detail the nature of the event causing such suspension. The party whose performance has been suspended shall: (i) resume performance of its obligations hereunder as soon as reasonably practicable after the circumstances preventing such performance as provided above shall have terminated or ceased to have such effect and (ii) immediately notify the other party hereto in writing of such resumption.

         13.4 Entire Agreement; Amendment. This Agreement (together with the Exhibits attached hereto) constitutes the entire agreement between LCC and Nextel, including their respective predecessor entities and controlled affiliates, regarding the subject matter hereof. All prior or contemporaneous agreements, proposals, understandings and communications between LCC and Nextel regarding this Agreement and each of the agreements referenced in Sections 12.4, 11.2(a)and 11.2(b) of the July Agreement, whether oral or written, are superseded by and merged into this Agreement. Neither this Agreement nor any Exhibit hereto may be modified or amended except by a written instrument executed by both LCC and Nextel. In the event of any inconsistency between the terms of this Agreement and any purchase order or similar document issued by Nextel under this Agreement, the terms of this Agreement shall control. Any additional terms contained in any such purchase order or similar document shall be of no force or effect, and LCC expressly objects to and rejects all such additional terms.

         13.5 Severability. In the event any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, the remaining provisions of this Agreement shall be enforceable to the maximum extent possible.

         13.6 Notices. All notices, consents and other communications hereunder shall be provided in writing and shall be delivered personally, by registered or certified mail (return receipt requested), overnight courier, facsimile or similar method of communication, to the parties at the following addresses (or such other address as may have been furnished by or on behalf of such party by like notice):

         If to LCC:

                 TSI, a division of
                 LCC International, Inc.
                 2111 Wilson Boulevard

                 Suite 401
                 Arlington, VA  22201
                 Facsimile:    (703) 358-0062
                 Attention:    President
                 With Copy to: General Counsel

If to Nextel:

                 Nextel Communications, Inc.
                 1505 Farm Credit Drive, Suite 100
                 McLean, Virginia  22102
                 Facsimile:    (703) 394-3496
                 Attention:    Chief Technology Officer
                 CC:           General Counsel

         Communications sent by facsimile shall be deemed effectively served upon dispatch. Communications sentby registered or certified mail shall be deemed effectively served seven (7) calendar days after mailing. Communications sent by overnight courier shall be deemed effectively served one (1) business day after dispatch.

         13.7 Waiver. No waiver by either party of a breach of any term, provision or condition of this Agreement by the other party shall constitute a waiver of any succeeding breach of the same or any other provision hereof. No such waiver shall be valid unless executed in writing by the party making the waiver.

         13.8 Headings. The section and subsection headings used in this Agreement are intended for reference purposes only and shall not affect the interpretation or construction of any provision of this Agreement.

         13.9 Limitations. No action, regardless of form, arising out of this Agreement may be brought by either party more than two (2) years after the cause of action has arisen.

         13.10 Attorney's Fees. In the event it is necessary for either party to take any legal action to enforce any of the terms, provisions or conditions of this Agreement, the prevailing party will be entitled to recover from the other party all reasonable attorneys' fees and all reasonable costs and expenses relating to such legal action.

         13.11 Accrued Rights. The termination or expiration of this Agreement shall not effect or prejudice either party's accrued rights hereunder.

         13.12 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to principles of conflicts of law. Each party hereby irrevocably submits to the jurisdiction and venue of the federal and/or state courts of the Commonwealth of Virginia for the purpose of any legal or equitable action arising under this Agreement. Each party agrees that service of process on such party in any such action maybe made by certified or registered mail, return receipt requested, to the address of such party set forth in Section 13.6.

         13.13   Dispute Resolution.

                 13.13.1 Negotiated Resolution. If any dispute arises under this Agreement that is not settled promptly in the ordinary course of business, the parties shall seek to resolve such dispute between them, first by negotiating promptly with each other in good faith, face-to-face negotiations. Such face-to-face negotiations shall be conducted by the respective designated senior management representatives of each party. If the parties are unable to resolve the dispute between them within twenty (20) business days (or such other period as the parties shall mutually agree upon) through such face-to-face negotiations, then the complaining party may commence legal action in accordance with Sections 13.9 and 13.12 of this Agreement.

                 13.13.2 Expedited Arbitration. Notwithstanding the above, in the event that the parties are unable to agree upon the pricing, specifications for, or any other matter relating to any Major Feature Request pursuant to the provisions of Section 2 above, either party may request that the matter be submitted to binding arbitration with the American Arbitration Association (the "AAA") for final and exclusive resolution. The arbitration shall be held in Washington, D.C. before a sole arbitrator, knowledgeable in the field of telecommunications related software products, appointed by either: (i) mutual written agreement of the parties, or (ii) if the parties are unable to agree within five (5) days of the request for arbitration, by the AAA in accordance with its rules ("Rules"). The arbitrator shall commence the arbitration within five (5) days after his/her appointment, and shall issue a final written decision within ten (10) days after commencement of the arbitration. Each party agrees to provide the arbitrator, in person or in writing, any and all information, documents and materials reasonably requested by the arbitrator to render a decision.

                 13.14 Survival. The respective rights and obligations of the parties under this Agreement that, by their nature and import, are intended to
 .survive the termination or expiration of this Agreement shall survive the termination or expiration of this Agreement.

                 13.15 Acknowledgment. EACH PARTY ACKNOWLEDGES THAT IT HAS READ THIS AGREEMENT (INCLUDING THE EXHIBITS HERETO), UNDERSTANDS IT AND AGREES TO BE BOUND BY ITS TERMS AND CONDITIONS.

         IN WITNESS WHEREOF the parties hereto, by their duly authorized representatives, have executed this Agreement as of the date first set forth above.

NEXTEL COMMUNICATIONS, INC.            LCC INTERNATIONAL, INC.



By:  /s/ Barry West                    By:  /s/ Piyush Sodha
     ---------------------------            ----------------------------------
Title:  Chief Technology Officer       Title:   President
        ------------------------             ---------------------------------

                                                                       EXHIBIT A


              DESCRIPTION OF ADDITIONAL CELLCAD SOFTWARE FEATURES
              FOR CELLCAD II, VERSION 5, AND CELLCAD II, VERSION 6

SCHEDULED FEATURES FOR CELLCAD II, VERSION 5

1.       Data Usage Requirements

- capability for a central database incorporating data generated by CellCAD and data imported from Nextel's Operational Management Center computer(s) ("OMC").

- such data may include, for example, site name, site number, carrier number, cell ID, Tx freq, Rx freq, color code, primary dispatch service area, location area identifier dispatch, primary interconnect area, BSC assignment, MPS feeder, MPS TI, starting DSO for MPS assignment, number of DSOs used, Reserved DSOs, Transmit power (dBm), Desired Pri (dBm), PCC (dBm), default Tx power level (Watts), county, CHP dispatch telephone number and handoff parameters.

2.       SDDI or Import from OMC

- upgrading the CellCAD function that imports frequency plans & neighbor lists import from the OMC to meet agreed upon specifications.

3.       Frequency Planning

- modifications to the CellCAD channel tables to meet agreed upon specifications, e.g., (a) creating a "iDEN friendly" channel table window instead of the standard CellCAD channel table window including tracking of color code, and tracking of DCCH and PCCH, (b) differentiating, by color or other means, between standard control channels and other channels in the channel table, (c) allowing the channel tables to be edited by the user, (c) creating a warning notice to the user if a non control channel is selected as a control channel

- Reporting of the channel may be in various formats (decimal, hex, or FCC channel numbers).

4.       Handover Class

-        modifications to track the handover class at the station level.

- modifications to allow for the selection of one of several handover classes.

Scheduled Features for CellCAD II, version 6.

1.       SQE

- modifications to include a SQE analysis tool which will be a function of RSSI and C/I and will meet agreed upon specifications.

-        investigate possible other functions to calculate SQE.

2.       3:1 and 6:1 time slots

-        investigate the possibility of a single channel which is part 3:1 and part 6:1

3.       3:1 and 6:1 analysis

- analyze the C/I's & SQE's for 3:1 and 6:1 to determine the desired level for the different number of time slots

         Performance Standard

- Not more than one major application failure per work station per month.

                                                                       EXHIBIT B


                          SCHEDULE OF SOFTWARE LICENSE
                        AND MAINTENANCE AND SUPPORT FEES

         1. Software License Fees. In consideration for the software license granted hereunder, Nextel agrees to pay LCC [_________________________] per month, on or before the first day of each month during the term of the Agreement.

         2. CellCAD Support & Maintenance Fees. For each computer video display terminal that the CellCAD Software is used on by or on behalf of Nextel under this Agreement (including use by LCC at Nextel's premises in performance of services), Nextel agrees to pay LCC an amount equal to [______________________] per month. The total number of such terminals will be calculated quarterly, and will remain fixed until the next proceeding quarterly statement provided to LCC by Nextel under Section 5.2 of this Agreement. If Nextel fails to provide LCC with any quarterly statement in accordance with
Section 5.2 of this Agreement, the total number of such terminals shall automatically be increased by the number of terminals that LCC reasonably believes are then in use by Nextel in connection with the CellCAD Software. The automatic increase shall apply until Nextel delivers the applicable quarterly statement(s) to LCC, provided, however, that no retroactive adjustments shall be made to the amounts invoiced by LCC unless Nextel's actual quarterly statement(s) indicate that more terminals were in use than was assumed by the automatic increase implemented under this paragraph.





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
                                                                       EXHIBIT C



                                DOCUMENTATION

ANET, Users Guide, V2.0
CellCAD II, Users Guide, VI.0
CellCAD II, Users Guide, V4.0





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